EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES IMPROVED SECOND QUARTER 2005 RESULTS

Lake Mary, Florida, July 20, 2005 - Bairnco Corporation (NYSE-BZ) today reported improved operating results for the second quarter 2005 as compared to the same period last year. Sales were up 5.7% to $44,088,000, net income increased 33.5% to $1,509,000 and diluted earnings per share increased 33.3% to $.20.

Performance

Sales in the second quarter 2005 increased 5.7% to $44,088,000 from $41,700,000 in 2004. Arlon's Electronic Materials sales increased 6.7% due primarily to increased activity in the wireless telecommunications markets. Arlon’s Coated Materials sales increased 3.7% as domestic graphics markets have strengthened although foreign sales and certain automotive and industrial markets have remained weak. Kasco's sales increased 8.5% from the second quarter 2004 due to continued growth in North American service and repair revenue as well as improved US export markets. Kasco’s European sales improved slightly both in local currency and US dollars due to the change in exchange rates.

Gross profit increased 9.6% to $13,199,000 from $12,044,000 due to increased sales, higher production volumes and reduced relocation and closing costs in the second quarter of 2005 versus 2004. The gross profit margin as a percent of sales increased to 29.9% from 28.9%. The second quarter 2005 gross profit was reduced by $248,000 due primarily to the program to relocate Kasco’s manufacturing operations to Mexico including the curtailment costs of Kasco’s hourly employees’ (union) pension plan and some China related expenses. The second quarter 2004 gross profit was reduced by $632,000 from relocation and closing expenses related to the consolidation of Arlon’s industrial engineered coated product’s businesses.

Selling and administrative expenses increased 7.3% to $10,845,000 in 2005 as compared to $10,109,000 in 2004. $100,000 of the increase was due to increased expenses related to the development of the new China plant.

Net interest expense was $33,000 in 2005 as compared to $197,000 in 2004 due to the reduced outstanding borrowings.

The effective tax rate for the second quarter 2005 and 2004 was 35.0%.  Net income increased 33.5% to $1,509,000 as compared to $1,130,000 in the second quarter of 2004. Diluted earnings per common share increased 33.3% to $.20 from $.15 in 2004.

Sales for the first six months of 2005 were down slightly to $84,210,000 from $84,277,000 in 2004 as the improved second quarter results of the Arlon businesses offset the weak results during January and February.  Gross profit improved 2.2% to $25,282,000 from $24,741,000 due to improved results in the second quarter and reduced relocation and plant development costs. Selling and administrative expenses increased 3.3% to $21,360,000 from $20,673,000. Net income increased 5.3% to $2,511,000 from $2,385,000 and diluted earnings per share increased 3.1% to $.33 from $.32 in 2004.

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“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:    Larry C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

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Comparative Results of Operations (Unaudited)

	Quarter Ended		Six Months Ended
Condensed Income Statements	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales	$44,088,000	$41,700,000	$84,210,000	$84,277,000
Cost of sales	30,889,000	29,656,000	58,928,000	59,536,000
Gross profit	13,199,000	12,044,000	25,282,000	24,741,000
Selling and administrative expenses	10,845,000	10,109,000	21,360,000	20,673,000
Operating profit	2,354,000	1,935,000	3,922,000	4,068,000
Interest expense, net	33,000	197,000	59,000	399,000
Income before income taxes	2,321,000	1,738,000	3,863,000	3,669,000
Provision for income taxes	812,000	608,000	1,352,000	1,284,000
Net income	$ 1,509,000	$ 1,130,000	$ 2,511,000	$ 2,385,000
Basic Earnings per Share of Common Stock	$ 0.20	$ 0.15	$ 0.34	$ 0.32
Diluted Earnings per Share of Common Stock	$ 0.20	$ 0.15	$ 0.33	$ 0.32

Basic Average Common Shares	7,398,000	7,352,000	7,397,000	7,348,000
Diluted Average Common Shares	7,654,000	7,515,000	7,666,000	7,483,000

Condensed Balance Sheets	July 2, 2005	Dec 31, 2004
ASSETS

Cash	$ 1,830,000	$ 3,451,000
Accounts receivable, net	27,049,000	24,912,000
Inventories	26,636,000	24,964,000
Other current assets	7,481,000	7,702,000
Total current assets	62,996,000	61,029,000
Plant and equipment, net	35,628,000	34,429,000
Cost in excess of net assets of purchased businesses, net	14,411,000	14,542,000
Other assets	7,969,000	8,781,000
Total Assets	$121,004,000	$118,781,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 2,520,000	$ 1,030,000
Current maturities of long-term debt	100,000	663,000
Accounts payable	12,157,000	10,601,000
Accrued expenses	9,465,000	10,515,000
Total current liabilities	24,242,000	22,809,000
Long-term debt	340,000	231,000
Other liabilities	11,246,000	10,974,000
Stockholders’ investment	85,176,000	84,767,000
Total Liabilities and Stockholders’ Investment	$121,004,000	$118,781,000

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